UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Schultz, John R.
     10325 San Jose Boulevard
     Jacksonville, Florida 32225

2.   Issuer Name and Ticker or Trading Symbol
     Jacksonville Bancorp, Inc.

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year
     12/99

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [ ]  10% Owner
     [ ]  Officer (give title below)         [ ]  Other (specify below)




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Table I -- Non-Derivatie Securities Beneficially Owned

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1. Title of Security     2. Transaction   3. Transaction   4. Securities        5. Amount of        6. Ownership    7. Nature of
                            Date              Code            Acquired (A)         Securities          Form:           Indirect
                            (Month/Year)                      or Disposal (D)      Benefially          Direct (D)      Beneficial
                                                                                   Owned at end        Indirect (I)    Ownership
                                                                                   of Month

                                                            Amount  A/D  Price
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Table  II  -- Derivative   Securities  Acquired, Disposed of, or Beneficially  Owned
              (e.g.,  puts,  calls, warrants, options, convertibel securities)
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1.          2.          3.       4.      5.            6.               7.              8.          9.          10.       11.
Title of    Conversion  Trans-   Trans-  Number of     Date Exercis-    Underlying      Price       Number of   Owner-    Nature
Derivative  or Exercise action   action  Derivative    able and         Securities      of          Derivative  ship      of
Security    Price of    Date     Code    Securities    Expiration       Title    Amount Derivative  Securities  Form of   Indirect
            Derivative (MM/DD/YY)        Acquired(A)   Date                             Security    Bene-       Deri-     Benefical
            Security                     or Disposed   (MM/DD/YY)                                   ficially    vative    Ownership
                                         of (D)        Exercisable  Exp.                            Owned at    Security
                                                                                                    End of      Direct
                                                                                                    Month       (D) or In-
                                                                                                                direct(I)
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Options     10.00       11/9/99  A       (A)7390       11/9/99 11/9/09  Common  7390        0       7390        D
                                                                        Stock
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                                   /s/John R. Schultz          12/30/99
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                                  Signature of Reporting Person  Date